STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) made and entered into as of May 5, 2009, between Steven Wilmarth (hereinafter referred to as the "Buyer"), Lynae Danette Gambee (hereinafter referred to as the “Seller”) and Shaka Shoes, Inc., a Hawaii corporation (hereinafter referred to as the "Company").

This Agreement sets forth the terms and conditions upon which Seller is selling to the Buyer and the Buyer is purchasing from the Seller 1,972,000 shares (hereinafter referred to as the "Shares") of the issued and outstanding common stock of the Company, representing approximately 5% of the issued and outstanding common stock of the Company.

In Consideration of the mutual agreements contained herein, the parties hereby agree as follows:

I. SALE OF THE SHARES.

1.01

Shares being Sold. Subject to the terms and conditions of this Agreement, the Seller hereby agrees to sell the Shares to the Buyer for the consideration set forth in Section 1.02.

1.02

Purchase Price. The aggregate Purchase Price of the shares shall be $453.56, representing a price of $0.00023 per share.

1.03

Closing. The Closing of the transactions shall take place on May 7, 2009, or at such other date and time as the parties may mutually agree in writing.

1.04

Delivery by the Seller. At the Closing, the Seller shall instruct the transfer agent to deliver to Vincent & Rees a certificate(s) representing the Shares to be held in escrow until the Purchase Price has been received for disbursement to Seller.  See Exhibit “A” for specific delivery instructions representing the common stock certificates being returned for transfer.

1.05

Delivery by the Buyer. At the Closing, the Buyer shall transfer to the Seller a cash payment of $453.56 as specified in Section 1.02 to the Seller via wire transfer to an account designated in writing by Sellers, which shall be an escrow account controlled by Vincent & Rees.  The Purchase Price will be held by Vincent & Rees until it has also received certificates representing the Shares.

II. RELATED TRANSACTIONS.

2.01

Finder. The Seller and the Buyer acknowledge that there were no finders with respect to the transaction contemplated herein.

III. REPRESENTATIONS AND WARRANTIES OF SELLER.

The Seller hereby represent and warrant as follows:

3.01

Organization, Capitalization, etc.

The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Hawaii, and is qualified in no other state.

3.02

Authority; No Violation. Seller has the capacity and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of the Certificate of Incorporation or bylaws of the Company, or of any contract, commitment, indenture, other agreement or restriction of any kind or character to which the Company or the Seller is a party or by which the Company or the Seller is bound.

3.03

Absence of Certain Changes. Within the past six months, the Company has not and as of the Closing will not have:

(a)

Suffered any material adverse change in financial condition, assets, liabilities, business, or prospects;

(b)

Incurred any additional obligations or liabilities (whether absolute, accrued, contingent, or otherwise) which it either has not previously satisfied or will not satisfy at or before Closing other than obligations and liabilities to The Regan Group, Inc.;

(c)

Paid any claim or discharged or satisfied any lien or encumbrance or paid or satisfied any liability (whether absolute, accrued, contingent, or otherwise), other than liabilities to The Regan Group, Inc.;

(d)

Declared, paid, or set aside for payment to its stockholders any dividend or other distribution in respect of its capital stock or redeemed or purchased or otherwise acquired any of its capital stock or any options relating thereto or agreed to take any such action; or

(e)

Made any material change in any method of accounting or accounting practice.

A balance sheet from December 31, 2008 shall be provided in Exhibit “E” setting forth the exact type and nature of the assets and liabilities as of such date.

3.04

Litigation. To the knowledge of the Seller, there are no actions, proceedings, or investigations pending or threatened against the Company, and the Seller does not know or have any reason to know of any basis for any such action, proceedings, or investigation.

3.05

Certain Interests.  The Company does not have any liability or any obligation of any nature whatsoever to Seller or any officer, director or employee of the Company, or to any affiliate, relative or spouse (or relative of such spouse) of Seller or any such officer, director or employee.

3.06

Disclosure. The Seller has disclosed to the Buyer all facts material to the assets, prospects, and business of the Company. No representation or warranty by the Seller contained in this Agreement, and no statement contained in any instrument, list, certificate, or writing furnished to the Buyer pursuant to the provisions hereof or in connection with the transaction contemplated hereby, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading or necessary in order to provide a prospective purchaser of the business of the Company with proper information as to the Company and its affairs.

3.07

Full Disclosure. The Company and the Seller has provided the Buyer with full disclosure of all material information known to them regarding the Company and the Shares. None of the representations and warranties made herein, or in any other certificate or memorandum furnished or to be furnished to the Buyer by the Company or by the Seller, contain or will contain any untrue statement of material fact, or omit any material fact the omission of which would be misleading.

3.08

No Encumbrances.  The Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares owned by each of them, free and clear of all encumbrances and liens.  There are no contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company.

IV. REPRESENTATIONS AND WARRANTIES BY BUYERS.

The Buyer hereby represents and warrants as follows:

4.01

Authority; No Violation. The Buyer has the capacity and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute a violation or default under any term or provision of any contract, commitment, indenture, other agreement or restriction of any kind or character to which any of the Buyer is a party or by which the Buyer is bound.

4.02

Representations Regarding the Acquisition of the Shares.

(a)

The Buyer understand the speculative nature and the risks of investments associated with the Company and confirm that they are able to bear the risk of the investment, and that there may not be any public market for the Shares purchased herein;

(b)

Neither the Company nor the Seller is under an obligation to register or seek an exemption under any federal and/or state securities acts for any sale or transfer of the Shares by the Buyer, and the Buyer is solely responsible for determining the status, in its hands, of the shares acquired in the transaction and the availability, if required, of exemptions from registration for purposes of sale or transfer of the Shares;

(c)

The Buyer has had the opportunity to ask questions of the Company and the Seller and receive additional information from the Company to the extent that the Company possessed such information, or could acquire it without unreasonable effort or expense necessary to evaluate the merits and risks of any investment in the Company. Further, the Buyer has been given: (1) all material books and records of the Company; (2) all material contracts and documents relating to the proposed transaction; (3) all filings made with the SEC; and, (4) an opportunity to question the appropriate executive officers of the Company and Sellers.

(d)

The Buyer has sufficient knowledge and experience in financial and business matters, and is sufficiently familiar with investments of the type represented by the Shares, including familiarity with previous private and public purchases of speculative and restricted securities, that it is capable of evaluating the merits and risks associated with purchase of the Shares; and

(e)

In evaluating the merits of the purchase of the Shares, the Buyer has relied solely on his, her or its own investigation concerning the Company and has not relied upon any representations provided by the Company or by the Sellers.

 V. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

5.01

Survival of Representations. All representations, warranties, and agreements made by any party in this Agreement or pursuant hereto shall survive the execution and delivery hereof and any investigation at any time made by or on behalf of any party.

VI. ADDITIONAL CONDITIONS TO CLOSING

6.01

Obligation of Buyer to Close. The Buyer shall not be obligated to close this transaction unless the Buyer is satisfied, following reasonable investigation, that all of the representations of Sellers as of the date of execution of this Agreement and as of the date of Closing under this Agreement are true and correct in all material respects.

VII. SURVIVAL AND INDEMNIFICATION

7.01

Survival. The representations, warranties and covenants made by the parties in this Agreement and in any other certificates and documents delivered in connection herewith shall survive the Closing and shall apply until the first anniversary of the Closing Date.

VIII. MISCELLANEOUS

8.01

Expenses. Each of the parties shall bear its own expenses incurred in conjunction with the Closing hereunder.

 8.02

Further Assurances. From time to time, at the request of the Buyer and without further consideration, the Seller shall execute and transfer such documents and take such action as the Buyer may reasonably request in order to effectively consummate the transactions herein contemplated.

8.03

Parties in Interest. All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the heirs, beneficiaries, representatives, successors, and assigns of the parties hereto.

8.04

Prior Agreements; Amendments. This Agreement supersedes all prior agreements and understandings between the parties with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns.

8.05

Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

8.06

Confidentiality. Each party hereby agrees that all information provided by the other party and identified as "confidential" will be treated as such, and the receiving party shall not make any use of such information other than with respect to this Agreement. If the Agreement shall be terminated, each party shall return to the other all such confidential information in their possession, or will certify to the other party that all of such confidential information that has not been returned has been destroyed.

8.07

Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed (registered or certified mail, postage prepaid, return receipt requested) to the parties at their address specified herein, with a copy sent as follows:

If to the Sellers:	Lynae Danette Gambee 75-6132 Lea Place Kailua-Kona, Hawaii 96740

If to the Company:	Shaka Shoes, Inc. 77-6360 Halawai Place Kailua Kona, Hawaii 96740

If to the Buyers:	Steven Wilmarth PO box 651116 Salt Lake City, Utah 84165

8.08

Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.09

Applicable Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Utah without giving effect to the choice of law provisions thereof.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Buyer, and the Seller on the date first above written.

BUYER:

/s/ Steven Wilmarth_____________________________

Steven Wilmarth

SELLER:

/s/ Lynae Danette Gambee_____________________________

Lynae Danette Gambee

EXHIBIT A

The Certificates Representing the Shares shall be delivered to the offices of Vincent & Rees at 175 E. 400 S., Suite 610, Salt Lake City, Utah 84111, within three (3) business days of the date of this Agreement.  Such certificates shall be delivered with medallion guarantees or accompanied with a medallion guarantee and signed stock powers in blank.